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                                                                    EXHIBIT 23.2




INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Mobility Electronics, Inc. on Form S-4 of our report dated April 5, 2002 (May 3, 2002 as to Note 17) (which report expresses an unqualified opinion and includes a going concern uncertainty explanatory paragraph and an explanatory paragraph that states that iGo Corporation's 2001 consolidated financial statements have been restated), appearing in the Proxy Statement/Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.

/s/ DELOITTE & TOUCHE LLP

Reno, Nevada
May 10, 2002